Exhibit 5.2

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

November 28, 2017

Andeavor Logistics LP

Tesoro Logistics Finance Corp.

c/o Andeavor Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

Re: Rendezvous Pipeline Company, LLC – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Andeavor Logistics LP, a Delaware limited partnership (“Andeavor”), with respect to its indirect subsidiary Rendezvous Pipeline Company, LLC, a Colorado limited liability company (“Rendezvous”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-221549) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein and the prospectus supplement, dated November 16, 2017, filed with the Commission on November 17, 2017 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering pursuant thereto by Andeavor and Tesoro Logistics Finance Corp., a Delaware corporation (together with Andeavor, the “Issuers”), and certain direct and indirect wholly-owned subsidiaries of Andeavor listed as co-registrants thereto, including Rendezvous (collectively, the “Guarantors”), of $500 million aggregate principal amount of the Issuers’ 3.500% Senior Notes due 2022 (the “2022 Notes”), $750 million aggregate principal amount of the Issuers’ 4.250% Senior Notes due 2027 (the “2027 Notes”) and $500 million aggregate principal amount of the Issuers’ 5.200% Senior Notes due 2047 (together with the 2022 Notes and the 2027 Notes, the “Debt Securities”) and guarantees of the Debt Securities by the Guarantors (such guarantees, including the related provisions of the Indenture (as defined below), the “Debt Securities Guarantees”).

The Debt Securities are being issued pursuant to the Indenture, dated as of November 28, 2017, among the Issuers, the Guarantors, and U.S. Bank National Association, as indenture trustee (the “Trustee,” and such indenture, the “Indenture”).

Andeavor Logistics, LP

November 28, 2017

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture and the Debt Securities and Debt Securities Guarantees (collectively, the “Documents”), and such other documents, corporate records, certificates of officers of the Issuers and the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Issuers, the Guarantors and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations set forth herein, we are of the opinion that:

1. Rendezvous is a validly existing limited liability company in good standing under the laws of the State of Colorado, and has all requisite limited liability company power to execute and deliver the Documents to which it is a party and to perform its obligations thereunder.

2. The execution and delivery by Rendezvous of the Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company action. Each of the Documents to which it is a party has been duly executed and delivered by Rendezvous.

3. The execution and delivery by Rendezvous of the Documents to which it is a party and the performance of its obligations thereunder:

(i) do not and will not violate the articles of organization or operating agreement of Rendezvous; and

(ii) do not and will not violate, or require any filing with or approval of any governmental authority or regulatory body of the State of Colorado under, any law, rule or regulation of the State of Colorado applicable to Rendezvous that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Registration Statement.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

Andeavor Logistics, LP

November 28, 2017

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Colorado. This opinion is limited to the effect of the current state of the laws of the State of Colorado and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding any state securities laws or regulations.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to us under the captions “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof and “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP